NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS R6
 DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Hedged Option Premium Strategy Fund
Neuberger Berman Long Short Credit Fund
Neuberger Berman Multi-Asset Income Fund
Neuberger Berman U.S. Equity Index PutWrite Strategy Fund

Date: April 4, 2017